Exhibit (a)(5)(Y)

The following excerpt from Nano Dimension Ltd.’s Chairman and Chief Executive Officer, Mr. Yoav Stern, was published on 3dprintingindustry.com in response to an analyst report entitled “Merger Mania Part II – The Good, The Bad, and The Ugly”.

“The success in the Tender of Nano to buy 51% of Stratasys is not dependent on,” on upcoming Israeli court decisions regarding the legality….of Nano shareholder vote to remove several board and management team members.”

There is an Israeli Court (which is handling that issue of “vote legality”) decision, publicly published, from April 16th, 2023, section 110 ( attached) that states clearly that “Nano Dimension is allowed to run its business in the ordinary course including M&A transactions and specifically including completing the Stratasys Transaction”

“The analyst urges Nano to realize that institutional investors do not support their attempt to acquire Stratasys.” This is totally inaccurate. We spoke with at least 25 different institutional and other shareholders of Stratasys, and most of them were ready to support our tender – subject to a price adjustment up – to be higher than $18.

“Past attempts seen as not serious due to the large spread between the offered and trading price of Stratasys’ stock”. This again is totally inaccurate because when we tendered the first time at $18 at end of May 2023, the share was traded at less than $14 and it went up following our tender. Since then, we have increased it to $20.05

“A merger between Stratasys and Nano is not expected to yield the same scale efficiencies as potential mergers with Desktop Metal or 3D Systems would.” And in other places, Jensen is quoted as claiming the Nano is only an SMT company with no success of its AME business.

Important Information About the Special Tender Offer

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys Ltd. (“Stratasys”) or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed on May 25, 2023, as subsequently amended and supplemented, including by the Supplement to Offer to Purchase filed on June 27, 2023, by Nano Dimension with the SEC. Stratasys filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on May 31, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement and other documents filed with the SEC, as subsequently amended and supplemented, at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer, which is named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.